EXHIBIT 23.2


                               CONSENT OF KPMG LLP

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                                                                 EXHIBIT 23.2



The Board of Directors
Wintrust Financial Corporation:

     We consent to incorporation by reference in the Registration Statement on Form S-8 of Wintrust Financial Corporation (the Company) relating to up to 150,000 shares of the Company's common stock, without par value, issuable under the Wintrust Financial Corporation Directors Deferred Fee and Stock Plan of our report dated March 19, 1999, relating to the consolidated statements of operations, changes in shareholders' equity, and cash flows of Wintrust Financial Corporation and subsidiaries for the year ended December 31, 1998, which report is incorporated by reference in the December 31, 2000 Annual Report on Form 10-K of Wintrust Financial Corporation.


                                  /s/ KPMG LLP


Chicago, Illinois
May 24, 2001

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